Exhibit (16)

Investment Advisor

CODE OF ETHICS

Universal Financial Services Inc.

July 2021

The Code of Ethics is property of Universal Financial Services Inc. (“UFS”) and must be returned to UFS should an Employee’s association with Firm terminate for any reason. The contents of the Code outline part of the Firm’s Compliance Program per SEC mandates and houses UFS policies directed at providing services to UFS clients with the utmost integrity. This document is not exhaustive and supplemental policies and procedures may be developed internally to further elaborate on practices outlined in the Compliance Manual. UFS is dually registered as a broker-dealer and investment adviser. This Code of Ethics applies to Employees engaged in the investment advisory business of UFS. Registered Representatives should consult UFS’s Written Supervisory Procedures Manual (“WSP”) for policies specific to the broker-dealer.

TABLE OF CONTENTS

1.	INTRODUCTION		1
	1.1.	Reporting Violations	1
	1.2.	Waiver Amendment, and Effect of the Code of Ethics	1
	1.3.	Sanctions	1

2.	STANDARD OF BUSINESS CONDUCT		2
	2.1.	Confidential Information	2
	2.2.	Fiduciary Duty to Clients	2

3.	INSIDER TRADING		4
	3.1.	Policies & Procedures	4
	3.2.	Penalties	5
	3.3.	Restrictions on Access to Material Non-Public Information	5
	3.4.	Resolving Issues Concerning Insider Trading	6
	3.5.	Procedures with Respect to Personal Securities Transactions	6

4.	PERSONAL SECURITIES TRADING		6
	4.1.	Scope & Application	7
	4.2.	Restricted List Securities	7
	4.3.	Pre-Clearance	7
	4.4.	Discretionary Accounts	7

5.	PERSONAL SECURITIES REPORTING		8
	5.1.	Required Reports	8
	5.2.	Reportable Securities	8
	5.3.	Disclosure of accounts	8
	5.4.	Timing and Submission of Reports	9
	5.5.	Content of Reports	9
	5.6.	Transaction Reviews	9
	5.7.	Review of Accounts	10
	5.8.	Sanctions	10

6.	GIFTS AND ENTERTAINMENT		10
	6.1.	Gifts	10
	6.2.	Entertainment	10
	6.3.	Gifts and Entertainment Given to Government Officials	11

7.	OUTSIDE BUSINESS ACTIVITIES		11
	7.1.	General Rules for OBAs	12
	7.2.	Pre-Approval	12
	7.3.	Immediate Family	12
	7.4.	Exemptions	12

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8.	POLITICAL CONTRIBUTIONS		13
	8.1.	Pre-Approval of Contributions	14

9.	REPORTING VIOLATIONS/WHISTLEBLOWER POLICY		14

10.	REVIEW OF REPORTS		14

11.	ADMINISTRATION		15
	11.1.	New Employees	15
	11.2.	Waiver of Code Provisions	15
	11.3.	Record Keeping Requirements	15
	11.4.	Annual Code of Ethics Certification	16
	11.5.	Disclosure of the Code of Ethics	16

12.	CONFIDENTIALITY		16

APPENDIX A: GLOSSARY			17

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1. INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires each investment adviser registered with the U.S. Securities and Exchange Commission under the Advisers Act to establish, maintain and enforce a written code of ethics that sets forth standards of business conduct for the adviser’s personnel and imposes certain reporting and other compliance requirements on such personnel. Universal Financial Services (“UFS”) has established a Code of Ethics (the “Code of Ethics”) that applies to all Employees, officers and other Employees (as defined below) of UFS.

This Code of Ethics applies to all UFS Supervised Persons as defined in the Advisers Act. The Advisers Act defines Supervised Persons to mean any employee, partner, officer, director (or other person occupying a similar status or performing similar functions), or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser. Under rule 204A-1, the adviser’s code must require certain supervised persons, called “access persons,” to report their personal securities transactions and holdings. All UFS Supervisor Persons are deemed Access Persons and are referred to in this Code of Ethics as “Employees.” All Employees are responsible for complying and being familiar with this Code and UFS’s Compliance Manual as a requirement of their employment.

1.1.	Reporting Violations

The CCO, Alejandro M. Pascual Navarro, is responsible for receiving, reviewing, investigating, and resolving concerns and reports relating to the matters described in this Code of Ethics and other compliance policies and procedures of UFS. The CCO reserves the right to designate review and monitoring to internal or external parties, but retains oversight and ultimate responsibility over all compliance responsibilities. It is the objective of the CCO and management of UFS to foster an atmosphere where Employees are comfortable reporting concerns and possible violations of UFS’s compliance policies and procedures. Reprisal action against any person who in good faith reports suspected violation of the Code of Ethics is not permitted, and any such reprisal actions will be deemed a violation of the Code of Ethics. However, the reporting of a violation will not excuse the violation itself. UFS will investigate any matter which is reported and will take any appropriate corrective action.

Reports of any concerns or potential violations of this Code of Ethics or any other compliance policy or procedure may be made either verbally or in writing to the CCO (apascual@universalpr.com). Anonymous reports should be made in writing and sent by mail, not by email.

If an Employee has reason to believe that the CCO may be conflicted or otherwise impacted by a reported concern or potential violation of a UFS policy or procedure, the report may be made to Jose C. Benitez Ulmer (Jobenitez@universalpr.com).

UFS will, to the extent reasonably possible, keep confidential both the information and concerns reported under this Code of Ethics or any other compliance policies and procedures, and its discussions and actions in response to these reports and concerns. During an investigation, however, UFS may find it necessary to share information with others on a “need to know” basis or may be required by law to disclose information.

1.2.	Waiver Amendment, and Effect of the Code of Ethics

Any waiver or amendment of this Code of Ethics must be approved in advance in writing by the CCO, and any request for a waiver must be submitted in writing to the CCO. This Code of Ethics is not intended to create, nor does it create, any contractual rights of any Employee related to employment or any rights of third parties. Employees generally have other legal and contractual obligations to UFS. This Code of Ethics is not intended to reduce or limit the other obligations that an Employee may have to UFS.

1.3.	Sanctions

If the CCO determines that an Employee has committed a violation of the Code of Ethics, UFS may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. UFS may also require the offending Employee to reverse any trades in question and/or forfeit any profit or absorb any loss derived therefrom; such forfeiture shall be disposed of in a manner that shall be determined by UFS in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

This Code is designed in alignment with UFS’s reputation for integrity by requiring Employees to avoid even the appearance of impropriety in the conduct of our business. UFS and its Employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct, and are subject to certain laws, rules and regulations governing personal securities trading, conflicts of interest, and treatment of client assets and information. This Code was developed to promote the highest standards of behavior and ensure compliance with applicable laws.

All Employees are required to promptly report any known violations of the Code to the CCO. This includes, without limitation, violations that come to their attention that may have been inadvertent or violations that other Employees may have committed. The CCO, or her designee, will promptly investigate the matter and take action if needed. There will be no retribution for making such a report to the CCO, or a regulator, and every effort will be made to protect the identity of the reporting individual to the extent permitted by law.

The provisions of this Code are not all-inclusive. Rather, they are intended as a guide for Employees in their conduct. In those situations where an Employee may be uncertain as to the intent or purpose of the Code, they are advised to consult with the CCO. All questions arising in connection with personal securities trading should be resolved in favor of the client, even at the expense of the interests of Employees. Each Employee is responsible for knowing their responsibilities under the Code.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that “ignorance of the law” is not a defense. UFS Employees are expected to read the Code carefully, always observe, and adhere to its guidance. Failure to comply with the provisions of the Code may result in serious sanctions including, but not limited to disgorgement of profits, termination, personal criminal or civil liability and referral to law enforcement agencies or other regulatory agencies.

2. STANDARD OF BUSINESS CONDUCT

2.1.	Confidential Information

During the course of employment, Employees may learn trade secrets or confidential information that belongs to UFS, a Client or a third party. This information might include: information relating to the investment activities, intention, or portfolios of Clients; Clients’ personal and financial information; information about UFS’s business, operations, systems, finances, information technology, security protocols, personnel and compensation; and other proprietary or confidential information (collectively, “Confidential Information”).

Confidential Information must remain confidential and may not be used or disclosed by any Employee other than as necessary to perform his or her duties as an Employee of UFS. Confidential Information must not be disclosed to an Employee’s family members or to any Employee who is not entitled to the information, without the prior consent of the CCO. Any Employee who violates this policy will be subject to disciplinary action, which may include immediate termination of employment. This restriction on the disclosure and use of Confidential Information exists both during and after an Employee’s employment. Any doubts about the confidentiality of information should be resolved in favor of confidentiality until otherwise determined by the CCO.

2.2.	Fiduciary Duty to Clients

UFS is a fiduciary and therefore must serve the best interests of the funds that we manage currently or may manage in the future. For purposes of this Code, funds we currently manage or may manage in the future may be referred to collectively as “Clients”. Additionally, UFS has an obligation to act in the best interests of each Client’s investors, otherwise known collectively as “Fund Investors.”

UFS has a fiduciary duty to its Clients to act in utmost good faith and to make full and fair disclosure of all material facts. UFS and its Employees shall always place the interests of UFS’s Clients before the interests of the Firm and its Employees. Employees must seek to avoid any actual or potential conflicts of interest or abuse of position of trust and responsibility. In particular, an adviser must be sensitive to the possibility of rendering less than disinterested advice, whether consciously or unconsciously, and an advisor may be faulted even where it did not intend to injure a client or even if a client does not suffer a monetary loss. Under these principles, Employees should consider whether conflicts of interest that may arise from time to time have been fully disclosed to clients. Among the specific obligations that the SEC has indicated flow from an adviser’s fiduciary duties are:

●	A duty to have a reasonable, independent basis for its investment advice;

●	A duty to obtain best execution for Clients’ securities transactions where the adviser is in a position to direct brokerage transactions;

●	A duty to ensure that its investment advice is suitable to the Client’s objectives, needs, and circumstances; and

●	A duty to be loyal to Clients.

The Policies and Procedures described herein are intended to help ensure that UFS and its personnel conduct the business activities of UFS and their personal activities in a manner consistent with the requirements of the Advisers Act and the Rules, and with the fiduciary duty owed by UFS to its Clients. In addition to any policies and procedures described elsewhere, UFS Employees should adhere to the following guidelines for fulfilling their fiduciary duties to UFS Clients:

●	Place Clients’ interests first. All Employees must scrupulously avoid serving their own personal interests ahead of the interests of UFS’s Clients. Employees may not induce or cause a Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Client. For example, a supervisor or Employee would violate the policy by causing a Client to purchase a security he or she owned for the purpose of increasing the price of that security.

●	Avoid taking inappropriate advantage of your position. Employees may not, for example, use their knowledge of Client portfolio transactions to profit by the market effect of such transactions. In addition, the receipt of investment opportunities, perquisites or gifts from persons seeking business with UFS or its Clients could also call into question the exercise of the independent judgment of an Employee.

●	Conduct all personal securities transactions in full compliance with the Code of Ethics, including both pre-clearance and reporting requirements. Doubtful situations always should be resolved in favor of UFS Clients. However, compliance with Code of Ethics provisions will not automatically insulate from scrutiny any securities transactions or actions that suggest a violation of UFS’s fiduciary duty to Clients.

Employees may not take personal advantage of any opportunity properly belonging to any Client or UFS. This includes, but is not limited to, acquiring Reportable Securities for one’s own account that would otherwise be acquired for a Client.

Employees shall not cause or attempt to cause any Client to purchase, sell or hold any security in a manner calculated to create any personal benefit to such Employee. If an Employee stands to materially benefit from an investment decision for a Client that the Employee is recommending or participating in, the Employee must disclose to those persons with authority to make investment decisions for the Client the full nature of the beneficial interest that the Employee has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Employee or the appearance of impropriety. The person to whom the Employee reports the interest, in consultation with the CCO, must determine whether or not the Employee will be restricted in making investment decisions in respect of the subject security.

To effectively uphold its fiduciary requirements, UFS Employees must make full and fair disclosures of all material conflicts of interest. These conflicts may include, but are not limited to, knowledge of insider information, the giving or receipt of gifts and entertainment, business activities outside of their employment with UFS, and political contributions.

3. INSIDER TRADING

The misuse of Material Nonpublic Information (“MNPI”) or inside information constitutes fraud under the securities laws of the United States and many other countries. Anyone aware of MNPI may not trade in, recommend, or in some cases refrain from selling those securities whether directly, through a third party, for a personal account, or the account of any UFS’s Client.

As required by Section 204A of the Advisers Act, UFS has adopted the following Insider Trading Policy to prevent misuse of material, non-public information by all persons associated with UFS. The Insider Trading Policy is consistent with applicable anti-fraud provisions of federal securities laws, UFS’s business philosophy, and UFS’s ethical and professional responsibilities as an investment adviser, and applies to all directors, officers, Employees (including Employees), and other persons associated with UFS (collectively, “UFS Associated Persons”). Any questions regarding the Insider Trading Policy should be referred to the CCO.

●	Material, Nonpublic Information. The prohibition on insider trading and our professional responsibility forbid the use or disclosure by any UFS Associated Persons, for direct or indirect personal gain or profit, of material, nonpublic information obtained by such person in connection with the business of UFS or from any other source. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decisions. Information is considered “nonpublic” if it has not been released through appropriate public media in such a way as to achieve a broad dissemination to the investing public generally, without favoring any special person or group.

Examples of material information include dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments.

Information does not have to relate to a company’s business to be material. For example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material. In the case of UFS’s business as an investment adviser, information concerning significant transactions (purchases or sales) that UFS intends to execute on behalf of accounts that it manages for Clients could be considered material information and is prohibited from being communicated.

The determination of whether information is “material” or “nonpublic” is very fact-specific, and any UFS Associated Person that obtains information that could potentially fall into this category must consult with the CCO before acting on any such information. Furthermore, the use of material, non-public information in a securities transaction or the communication of such inside information to others may violate federal and/or state securities laws. Such a violation of law could result in severe personal consequences for the individuals involved, as described in more detail below.

3.1.	Policies & Procedures

All UFS Associated Persons are prohibited from engaging in any transaction involving the securities of a company while in possession of material, non-public information about a company (including UFS) that is not yet known to the buyer or seller of such securities, or in the case of an open-market transaction, that is not yet known to the public.

All UFS Associated Persons are prohibited from communicating material, non-public information about a company to others unless such communication is properly within their duties for UFS and there are compelling business reasons for doing so. Without limiting the foregoing, such UFS Associated Persons may not disclose, except as required by their duties for UFS, the securities that UFS may purchase or sell for its Clients.

In determining whether they are in possession of material, non-public information, UFS Associated Persons should consider the following questions:

●	Material: Is this information that an investor would consider important in making his or her investment decisions? Is this information that could potentially affect the market price of the securities if generally disclosed?

●	Nonpublic: What is the source of the information? Has this information been communicated by an insider in violation of his or her duties to UFS? Does the source potentially have access to such information solely by virtue of their position as an insider of UFS? Has the information been made available to the general public?

If, after consideration of the above, there is any possibility that the information in question could be considered material or nonpublic, the person in possession of such information MUST:

●	consult with the CCO immediately;

●	refrain from purchasing or selling the securities of the company to which the information relates; and

●	refrain from communicating the information to any person other than the CCO.

After the CCO has reviewed the information in question, the person in possession of the information will be (a) instructed to continue the prohibitions against trading and communication or (b) allowed to proceed with trading or communicate the information.

3.2.	Penalties

Penalties for trading on or communicating material, non-public information in violation of the law are severe, both for the individuals involved in such unlawful conduct and, possibly, their employers. A person who violates the prohibition against insider trading can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties include:

●	civil injunctions;

●	treble damages;

●	disgorgement of profits;

●	jail sentences;

●	fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

●	fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the foregoing, any violation of the Insider Trading Policy can be expected to result in serious sanctions by UFS, including dismissal of the persons involved.

3.3.	Restrictions on Access to Material Non-Public Information

Information in the possession of any UFS Associated Person that has been identified as material, non-public information disseminated or used for UFS’s corporate purposes may not be communicated to anyone, including persons within UFS, except as may be required in the performance of duties on behalf of UFS. In addition, care should be taken so that such information is secure. For example, files containing such information should be sealed and access to computer files containing such information should be restricted by access codes, so that only those persons whose duties for UFS require such information shall have access to such information. Confidential matters (such as the identity of securities which may be purchased or sold by UFS or its Clients) should not be discussed in public places.

3.4.	Resolving Issues Concerning Insider Trading

Any UFS Associated Person who is contemplating trading in securities on the basis of certain information and is unsure whether the contemplated transaction would not constitute “insider trading” must consult with the CCO before executing the transaction. In addition, if there is any unresolved question as to the applicability or interpretation of the Insider Trading Policy, or as to the propriety of any action, such question must be resolved with the CCO before any action is taken.

3.5.	Procedures with Respect to Personal Securities Transactions

These policies and procedures have been established to aid UFS Associated Persons in avoiding insider trading, and to assist UFS in preventing, detecting and imposing sanctions against such conduct. Every UFS Associated Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions about these procedures, should be directed to the CCO. Interpretive issues which arise under these procedures shall be decided by and are subject to the discretion of the CCO.

4. PERSONAL SECURITIES TRADING

All Employees, as Employees, and your related parties (your spouse, minor children and other adult family members living in your household) are subject to personal trading disclosure obligations.

Employees, as specified below, must report a list of all (1) personal trading accounts and (2) exempted accounts. Additionally, each Employee must submit reports of their holdings and transactions in certain “reportable securities” in Personal Trading accounts, as discussed below. Holdings of and transactions in reportable securities in exempted accounts generally are not subject to reporting requirements. The only exception to this general rule is that each Employee must report all holdings of and transactions in any Limited Offerings in any of the Employee’s exempted accounts.

●	Personal Trading Account. A “Personal Trading Account” means any direct holdings of securities by an Employee and any bank account, securities account or brokerage account in which securities are held and in which an Employee has any direct or indirect “beneficial ownership”, including any bank, securities or brokerage account of an Employee’s immediate family member or any relative by blood or marriage that either lives in the Employee’s household or who is financially dependent on the Employee. “Beneficial ownership” means having or sharing a direct or indirect pecuniary interest with respect to a securities account, whether through any contract, arrangement, understanding, relationship or otherwise. The term “pecuniary interest” with respect to any securities account shall mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction of the securities account. An “indirect pecuniary interest” with respect to any securities account shall include, but not be limited to: (i) securities accounts held by members of a person’s immediate family sharing the same household; (ii) a person’s interest in any securities account held by a trust; and (iii) a person’s right to acquire equity securities through the exercise or conversion of any derivative security.

●	Exempted Accounts. An “Exempted Account” of an Employee is an account over which neither the Employee nor any immediate family member of the Employee has any direct or indirect influence or control. This means that 100% discretion over all securities trading and investment decisions in the account has been given over to a third-party intermediary (e.g., a broker, investment adviser, bank, trust or other custodian) that manages the account on behalf of the Employee (or the Employee’s family member), and the Employee is not able to suggest or recommend (even indirectly) any investments or transactions for the account. Note that a traditional “managed account” or “discretionary account” typically would not satisfy this condition if the owner of such account retained any ability to direct or influence any trade or transaction in the account, whether express or implied.

○	Qualifying an Account as an Exempted Account. In order for a Personal Trading Account to qualify as an Exempted Account, an Employee must first obtain from his or her financial intermediary that manages the account a letter that: (i) defines the nature of the account; (ii) clearly states the inability of the Employee to directly or indirectly influence or control any activity, trading or investing in the account; and (iii) demonstrates that the Employee has provided the intermediary with a list of the names of any publicly traded companies on whose board the Employee sits. The letter must then be provided to, and approved by, the Chief Compliance Officer. An annual certification that there have been no changes to the status of the Exempted Account is required, and the Employee is required to notify the Chief Compliance Officer of any changes to the status of the Exempted Account or of the addition of other Exempted Accounts at the time of such change.

4.1.	Scope & Application

This Personal Securities Trading Policy generally governs all securities trading and investment transactions effected in a Personal Trading Account unless such account qualifies as an Exempted Account. If an Employee’s Personal Trading Account qualifies as an Exempted Account, the Employee may hold in the Exempted Account, and the Employee’s intermediary that manages the Exempted Account may effect transactions in, Restricted List securities so long as the conditions for qualifying the account as an Exempted Account set forth herein continue to be satisfied.

Federal law prohibits you from trading based on material nonpublic information received from any source or communicating this information to others. This could include confidential information you receive regarding securities that are, or maybe considered as potential portfolio investments.

Furthermore Employees should be aware of the following general prohibitions when transacting to and from their personal accounts:

●	You may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions.

●	You may not engage in fraudulent conduct in connection with the trading of securities in a Client account.

●	You may not personally benefit by causing a Client to act, or fail to act, in making investment decisions.

4.2.	Restricted List Securities

Employees are prohibited from trading in the securities of any company or issuer that has been placed on UFS’s Restricted List (the “Restricted List”). The Restricted List is a current list of any company with which UFS has entered into a currently effective “No Trade Agreement” or “Confidentiality Agreement” or with respect to which UFS or any of its Employees may have material nonpublic information, (a “Restricted Company”). Employees generally are free to trade in the securities of a company as soon as such company is removed from the Restricted List.

Updating the Restricted List: As soon as a company becomes a Restricted Company, as described above, it is added to UFS’s Restricted List. The Restricted List will be promptly updated by the CCO. Restricted Companies generally remain on the Restricted List for the duration of the applicable No Trade Agreement or Confidentiality Agreement or such other amount of time specified by the Chief Compliance Officer. A current version of the Restricted List is made available to UFS’s Employees each time the list is updated. Employees are prohibited from sharing the Restricted List with persons that are not subject to UFS’s Insider Trading Policy.

4.3.	Pre-Clearance

Employees must receive pre-approval, or pre-clearance, before trading in certain securities. These include initial public offerings (“IPOs”), direct placements, and private placements.

Pre-Approval of Investments in Initial Public Offerings and Private Placements. Employees are prohibited from acquiring a Reportable Security in any account they maintain Beneficial Ownership through an initial public offering (other than a new offering of securities issued by a registered open-end investment company) or Private Placement without the prior written approval of the CCO. Requests for such approval shall be emailed to the CCO. CCO will keep record of all pre-approval requests.

4.4.	Discretionary Accounts

The trading restrictions and Reporting on Reportable Securities do not apply to investment accounts for which you have no direct or indirect influence or control. Examples include adviser-managed accounts or discretionary brokerage accounts where you do not have the ability to make investment recommendations.

You must disclose to the CCO any account where you do not have direct or indirect influence or control. You must affirm on an annual basis you did not direct or influence control over these accounts. You do not need to disclose holdings or transaction in accounts where you do not maintain discretion.

5. PERSONAL SECURITIES REPORTING

5.1.	Required Reports

Each Employee is required to submit to UFS, as specified below, reports that list all of the Employee’s (1) Personal Trading Accounts and (2) Exempted Accounts, if any. In addition, each Employee must submit reports of their holdings and transactions in certain “Reportable Securities” in Personal Trading Accounts, as discussed below. Holdings of and transactions in Reportable Securities in Exempted Accounts generally are not subject to the reporting requirements below. The only exception to this general rule is that each Employee must report all holdings of and transactions in any Limited Offerings in any of the Employee’s Exempted Accounts. Employees may satisfy their reporting obligations under this Section by furnishing the required holdings and transactions information to the CCO by submitting physical or electronic forms or reports.

5.2.	Reportable Securities

Securities that are required to be reported in holdings reports and transaction reports are referred to as “Reportable Securities” for purposes of this Code of Ethics and include all securities other than (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by registered open-end funds (i.e., mutual funds); and (5) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds. For purposes of this Code of Ethics, Reportable Securities include, but are not limited to: (i) publicly traded stocks, (ii) corporate bonds, (iii) municipal bonds, (iv) equity options, (v) options on securities indexes, (vi) currency options, (vii) ETF shares, (viii) privately placed and unregistered equity securities, and (ix) all forms of limited partnership and limited liability company interests, including Interests in private investment funds (such as real estate funds, hedge funds and private equity funds).

Reportable Securities	Non-Reportable Securities
Stocks	Mutual funds (open-end)
Corporate Bonds	CDs
Municipal Bonds	U.S. Treasury Notes
REITs	TIPS
Private placements	UITs
Hedge funds	Commodities
Closed-end funds	Currency or commodities futures
ETFs

5.3.	Disclosure of accounts

No later than 10 days after becoming an Employee of UFS, each Employee must submit to the Chief Compliance Officer a disclosure of all (i) Personal Trading Accounts and (ii) Exempted Accounts owned or controlled by the Employee at that time to the CCO. Thereafter, each Employee is required to review and update this list annually or upon the request of the CCO. Any changes in the status of any Personal Trading Accounts or Exempted Accounts must be promptly updated by notifying the CCO.

5.4.	Timing and Submission of Reports

Each Employee must disclose all personal accounts that hold Reportable Securities any Personal Trading Account to the Chief Compliance Officer within the following timeframes:

●	Initial Securities Holdings Reports: You are required to submit to the CCO a holdings report that includes information regarding all holdings in Reportable Securities in which you or your Family Members have a beneficial interest.

New Employees should submit these reports within ten (10) days of employment with the Firm, and thereafter on an annual basis. Reports should be current as of a date not more than 45 days before the report is due.

●	Annual Securities Holdings Reports: You are required to submit, at lease annually, on a date selected by the CCO, a disclosure of all Personal Trading Accounts containing reporting securities to the CCO. The information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

●	Quarterly Transaction Reports: You are required to submit to the CCO quarterly transaction reports that cover all transactions in Covered Securities in which you or your Family Members have a beneficial interest no later than 30 days after the end of each calendar quarter. All transaction reports must contain, at a minimum, the date of the transaction, the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition), exchange ticker symbol or CUSIP, the issuer, (if debt, the amount, interest rate and maturity date, if equity, number of shares), principal amount, price at which transaction was effected, name of broker, dealer or bank and the date the Covered Person submits the report.

●	Personal Account Establishment Reports: You are required to submit to the CCO the name of any broker or bank with which you or your Family Members open a brokerage account.

Note that, as discussed above, Personal Trading Accounts include accounts over which an Employee has any direct or indirect beneficial ownership, including any securities accounts of an Employee’s immediate family members. As such, Employees may in some circumstances be required to report securities holdings of family members.

Holdings in Exempted Accounts are not required to be reported, with the exception of holdings of Limited Offerings, which must be reported to the CCO even if such instruments are held in an Exempted Account. Employees in whose Exempted Accounts Limited Offerings are held may comply with the requirement to report holdings in these instruments by providing the CCO with copies of the account statements they receive from the intermediary that manages the Exempted Account on their behalf if such statements show all holdings of Limited Offerings in the accounts.

5.5.	Content of Reports

Initial and annual Securities Holdings Reports must contain the following information: (a) the title and type of security, the exchange ticker symbol or CUSIP number (as applicable), number of shares, and principal amount of each Reportable Security held in any Personal Trading Account; (b) the name of any broker, dealer or bank with which the Employee maintains any Personal Trading Account in which any Reportable Securities are held; and (c) the date on which the Employee submits the report.

5.6.	Transaction Reviews

The CCO will review all personal trading transactions made in reportable Personal Trading Accounts on a quarterly basis.

As discussed above, transactions in Exempted Accounts do not need to be disclosed to the CCO, with the exception of transactions in Limited Offerings, which must be reported to the CCO even if such instruments are held in an Exempted Account. Employees in whose Exempted Accounts transactions in Limited Offerings are effected may comply with the requirement to report transactions in these instruments by providing the CCO with copies of the account statements they receive from the intermediary that manages the account if such statements show all transactions in Limited Offerings in the account(s) in the quarter that is being reported.

5.7.	Review of Accounts

The CCO, or one or more assistant compliance officers designated by the CCO, will review each account submitted by Employees in its CMS.

5.8.	Sanctions

A violation of UFS’s Personal Securities Trading Policy or Personal Securities Reporting Requirements may result in disciplinary action, which may include termination of employment. Employees that benefit from violation of UFS’s Personal Securities Trading Policy may also be required to tum over any benefit as directed by the CCO.

6. GIFTS AND ENTERTAINMENT

Anyone associated with UFS should not offer gifts, entertainment, or other items of material value that could be seen as extravagant or aimed at influencing decision making, or making a client feel obligated to return the favor. Similarly, anyone associated with UFS should not accept inappropriate gifts, entertainment, special accommodations, or other things of material value that could influence their decision making or make them feel obligated to a client or service provider.

Receipt or giving of gifts or entertainment must be disclosed in the Firm’s compliance management system, MyComplianceOffice (“MCO”).

6.1.	Gifts

Accepting Gifts: On occasion, because of their position with UFS, Access Persons may be offered or may receive without notice, gifts from Clients, brokers, vendors or other persons.

Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of UFS. Gifts of nominal value, customary business meals, entertainment (e.g., sporting events), wine, gift baskets, and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by an Access Person must be promptly reported to the CCO prior to acceptance of the gift. The CCO will determine whether the gift violates the Code of Ethics. If a violation is found, at the discretion of the CCO, the Access Person may be required to reject or return the gift.

Solicitation of Gifts: Access Persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts: Access Persons may give gifts having an aggregate value of up to $100, per year, to persons who do business with, advise or render professional services to UFS. Any gift to any such person in excess of the $100 per year limit must be approved in advance in writing by the CCO. Access Persons may give gifts of nominal value, but not extraordinary or extravagant, to UFS Clients for occasions such as birthdays, anniversaries, holidays, bereavement donations, etc.

6.2.	Entertainment

Access Persons may give or accept entertainment in certain circumstances. This includes meals, events, or outings in the course of ordinary business or meetings sponsored by clients or vendors. The entertainment must be reasonable and not extravagant or lavish. Entertainment must be reported to the CCO for approval prior to attendance.

Ordinary Business Entertainment and Courtesies: Ordinary business entertainment and courtesies associated with business meetings or business discussions (including, but not limited to, meals, sporting events, charitable events, or golf outings) are not considered gifts if the entertainment provided such activities are not considered lavish or extravagant, and so long as the giver and recipient are both in attendance. Lavish or extravagant entertainment should not be accepted. Similarly, travel expenses may not be accepted from any Fund Investor, or from any other person in relation to business done or proposed to be done in relation to the Firm, without prior approval of his or her immediate supervisor or the CCO if the purpose of travel is business entertainment.

Client- or Vendor-Sponsored Meetings: This exception applies to meetings that have a predominant business purpose (as opposed to a purpose of business entertainment). When such meetings entail payment for travel, overnight accommodations, meals, and entertainment, such costs must be ordinary business expenses and not lavish or extravagant.

6.3.	Gifts and Entertainment Given to Government Officials

Due to various restrictions on the giving of gifts and entertainment to elected and appointed officials at any level of government and in any country, as well as any United States candidate for federal, state, or local office, all business gifts and business entertainment to be given to such Government Officials are prohibited.

The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. Employees must consult with the CCO, or designee, prior to providing any business gifts and/or entertainment to individuals that may be covered by the FCPA.

If an Employee is unsure about whether they are being asked to make an improper payment, they should not make the payment. Employees must promptly report to the CCO any request made by a Foreign Official for a payment that would be prohibited under the guidelines set above and any other actions taken to induce such a payment. If you have any questions or need any guidance, please contact the CCO.

7. OUTSIDE BUSINESS ACTIVITIES

Employees must not engage in activities that create, or appear to create, conflict of interest or otherwise might jeopardize the integrity or reputation of UFS. Employees are prohibited being employed by or accepting compensation from any other person as a result of any business activity, other than passive income, outside the scope of their relationship with UFS, unless the Employee has given notice to UFS. Employees should promptly notify the CCO of any other circumstances arising that may create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of the Firm or its clients.

Employees must receive pre-approval for the following Outside Business Activities by the CCO before engaging in any business activity outside of UFS. The following are outside business activities that require pre-approval regardless of whether compensation is received:

●	Employment, teaching assignments, lectures, publication of articles, or media appearances (such as radio, television, or podcast interviews)

●	Speaking engagements of any type on investment related topics

●	An executive or control position (e.g. officer, director, manager, managing member, general partner) where the Employee is in the position to control or influence investable assets

●	Any other situations or circumstances arising that may create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity or reputation of UFS and its clients. This generally includes:

○	Any activities outside of UFS for which a Employee is compensated

○	Any activities which take up a material amount of a Employee’s time, generally understood to be more than ten (10) hours per week, or

○	Any activities that are investment related.

7.1.	General Rules for OBAs

UFS Employees are required to comply with the following provisions:

●	Employees are to avoid any business activity, outside employment or professional service that competes with UFS or conflicts with the interests of UFS or its Clients.

●	An Employee is required to obtain the approval from the CCO, or designee, prior to becoming an Employee, director, officer, partner, sole proprietor of a “for profit” organization, or otherwise compensated by an entity outside of UFS. The request for approval should disclose the name of the organization, the nature of the business, whether any conflicts of interest could reasonably result from the association, whether fees, income or other compensation will be earned and whether there are any relationships between the organization and UFS.

●	Any director/trustee positions with public companies or companies with the potential to become public are prohibited without prior written approval of the CCO or designee.

●	Employees may not accept any personal fiduciary appointments such as administrator, executor or trustee other than those arising from family or other close personal relationships.

●	Employees may not use UFS resources, including computers, software, proprietary information, letterhead and other property in connection with any employment or other activity outside UFS.

●	Employees must disclose a conflict of interest or the appearance of a conflict with UFS or Clients and discuss how to control the risk.

7.2.	Pre-Approval

To request pre-approval, Employees must submit an OBA request via MCO. Furthermore, all Employees are required to complete an Outside Business Activities Questionnaire upon hire and annually thereafter.

Employees may also be asked via MCO to disclose or affirm all outside affiliations on a quarterly basis.

7.3.	Immediate Family

While the Firm does not require pre-approval of the OBAs undertaken by a Employee’s immediate family, the Employee must contact the CCO if he or she believes the outside activity by their Immediate Family could create, or appear to create, a conflict of interest or otherwise may jeopardize the integrity and reputation of the Firm, its affiliates, or clients.

7.4.	Exemptions

Passive personal investments are exempt from this policy.

8. POLITICAL CONTRIBUTIONS

Employees are prohibited from making political contributions for the purpose of obtaining or retaining advisor contracts with government entities (known as “pay-to-play”). Rule 206(4)-5 of the Advisers Act is designed to curb the influence of “pay-to-play” practices by investment advisers with respect of government entities, including all state and local governments, their agencies and instrumentalities, as well as all public pension plans and other collective government funds. In 2010, the SEC adopted a rule that substantially restricts contributions and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

1.	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make political contribution to an elected official who is in a position to influence the selection of the adviser.

2.	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

3.	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay-to-play restrictions.

If UFS is deemed to have made a political contribution to an elected official who is in a position to influence the selection of the Firm as an investment adviser, then the Firm will be prohibited from receiving compensation from such government entity for a period of two (2) years following the date of such political contribution. This includes both direct fee compensation (from a separately managed client) and compensation stemming from a government entity’s investment in a private investment fund for which the Firm provides investment advisory services.

It should be noted that Rule 206(4)-5 provides certain exceptions to the two-year timeout for the following de minimis contributions:

●	Aggregate political contributions of $350 or less (per election) for candidates or officials for whom the Employee is entitled to vote; and

●	Aggregate political contributions of $150 or less (per election) for candidates or officials for whom the Employee is not entitled to vote.

Political contributions subject to this policy include political contributions to incumbents, candidates or successful candidates for elective office of a government entity and to state and local political parties, political action committees and any other political organizations exempt from federal income taxes under Section 527 of the Internal Revenue Code. This includes contributions to a candidate for federal office who is a state or local official at the time of the contribution (e.g., a state governor running for U.S. Senate).

Rule 206(4)-5 defines a government entity as any state or political subdivision of a state, including: (a) any agency, authority, or instrumentality of the state or political subdivision; (b) a pool of assets sponsored or established by the state or political subdivision or any agency, authority or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (26 U.S.C. §414(j)), or a state general fund; (c) a plan or program of a government entity; and (d) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Separation of Political and Employment Activities: All political activities of Employees must be kept separate from employment and expenses may not be charged to Adviser. Employees may not conduct political activities during working hours or use the Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or his or her designee.

No Contributions on Behalf of UFS: Employees may not make political contributions on behalf of the Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or his or her designee.

8.1.	Pre-Approval of Contributions

The above rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote. All requests in excess of $150 must be pre-cleared via the Firm’s automated compliance system, regardless of whether the Employee is able to vote for the candidate.

Rule 206(4)-5 defines a “contribution” to include a gift, subscription, loan, advance, deposit of money or anything of value made for the purpose of influencing an election for a federal, state, or local office, including payments for debts incurred in such an election. Non-monetary donations, such as volunteering time or space to host fundraising events may also be considered “contributions” and should be submitted to the CCO for pre-approval.

Employees will be required to disclose political contributions annually and on an ongoing basis in MCO.

9. REPORTING VIOLATIONS/WHISTLEBLOWER POLICY

UFS treats violations of this Code very seriously. If an Employee violates this Code, the Firm may take disciplinary measures against them, including, without limitation, imposing penalties or fines, reducing compensation, demotions, requiring unwinding of trades, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing.

Improper trading activity can constitute a violation of the Code. This Code may also be violated by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. An Employee’s conduct can violate this code even if no clients were harmed by the conduct. Furthermore, Employees must report violations of the firm’s Code of Ethics promptly to the CCO. If the CCO is involved in the violation or is unreachable, supervised persons may report directly to the CCO’s Supervisor or another firm principal. Reports of violations will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Persons may report violations of the Code of Ethics on an anonymous basis. Examples of violations that must be reported include (but are not limited to):

●	Noncompliance with applicable laws, rules, and regulations

●	Fraud or illegal acts involving any aspect of the firm’s business

●	Material misstatements in regulatory filings, internal books and records, client records or reports

●	Activity that is harmful to clients, including fund shareholders

●	Deviations from required controls and procedures that safeguard clients and the firm; and

●	Violations of the firm’s Code of Ethics

No retribution will be taken against a person for reporting, in good faith, a violation or suspected violation of this Code of Ethics.

Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of the Code.

If there is any doubt or uncertainty about what this code requires or permits, contact the CCO. Alert the CCO of any issues reasonably believed to place the Firm at risk.

10. REVIEW OF REPORTS

Upon receipt of the Initial, Annual, or Quarterly reports, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing, or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:

●	Securities currently on the Restricted list

●	Initial public offerings

●	Private placements

●	Any securities that may be potentially affected by inside information that the Firm or Access person may possess

●	Market timing

●	Front running

●	Participating in block trades to the disadvantage of clients

●	Trading activities in contravention to advice given to the clients.

Personal holdings and transaction reports will be reviewed by the CCO or delegate within a period of time specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the Code. Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall maintain documentation of all reviews with the Firm’s books and records.

11. ADMINISTRATION

The CCO is responsible for the administration of the Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. If there is any doubt as to the propriety of any activity or to whether a Federal securities law or State securities law applies, Employees should consult with the CCO. The CCO may rely upon the advice of outside legal counsel and/or compliance consultants in administering the Code of Ethics.

In each case where the Code of Ethics of Ethics assigns a responsibility to the CCO, the CCO may, in his discretion, designate one or more persons to assist the CCO with, or to be responsible for, such responsibility (subject to and under the direction of the CCO).

11.1.	New Employees

In general, New Employees shall be trained according to the duties assigned to their position by a person in the Firm with the experience to properly provide background and training. The CCO is responsible for ensuring that newly associated persons are properly trained in all compliance matters.

11.2.	Waiver of Code Provisions

The CCO has the discretion to grant a waiver of any provision of the Code of Ethics. The basis upon which any waiver is granted by the CCO will be documented in a written memorandum which shall be maintained by the CCO in accordance with the Firm’s books and recordkeeping policies.

Additionally, persons associated with the Firm that would otherwise fall within the definition of Employee due to such person’s status with the Firm may be deemed by the CCO to not be an Employee for certain selected provisions of the Code of Ethics. The basis upon which any such person is deemed not to be an Employee by the CCO will be documented in a written memorandum which shall be maintained by the CCO in accordance with the Firm’s books and recordkeeping policies.

11.3.	Record Keeping Requirements

Rule 204-2(a) of the Advisers Act requires advisers to maintain the following records for a period of five (5) years, or as otherwise noted below:

1.	A copy of any Code that is currently in effect of any Code that was in effect at any time within the prior five (5) years, including any amendments thereto.

2.	A record of any violation of the Code, and any actions taken in response to such violations.

3.	A record of all written acknowledgements of receipt of the Code and any amendments for each person who is currently, or within the past five (5) years was, a Supervised Person of the investment adviser.

4.	A record of all holdings and quarterly transaction reports made by Employees, including any account statements or trade confirmations provided in lieu of transaction reports.

5.	A record of names of all current Access persons, any persons who were Employees during the preceding five (5) years.

6.	A record of any decision, and the reason supporting the decision, to approve an Employee’s participation in an IPO or limited offering for a period of five (5) years from the end of the fiscal year from which the approval is granted.

11.4.	Annual Code of Ethics Certification

All Supervised Persons must certify annually to the CCO that they have read and understood the Code; that they have complied with all requirements of the Code and that they have provide the CCO with all transactions required to be reported under the Code. The CCO will ensure that each Supervised Person has continued access to the current copy of the Code.

11.5.	Disclosure of the Code of Ethics

UFS describes the Code of Ethics in its Form ADV Part 2A Brochure and, upon written request, furnishes investors with a copy of the Code of Ethics.

12. CONFIDENTIALITY

All procedures, reports and records monitored, prepared or maintained pursuant to this Code shall be considered confidential and proprietary to UFS and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone.

APPENDIX A: GLOSSARY

Employee - Any Director, Trustee, Officer, Partner, or Employee of UFS who:

●	has access to non-public information regarding any Clients’ Transactions, or non-public information regarding the portfolio holdings of any fund(s) of a Client or any UFS fund(s);

●	is involved in making Securities Transactions recommendations to Clients, or has access to such recommendations that are non-public;

●	in connection with his or her regular functions or duties, makes, participates in or obtains information regarding a Fund’s Transactions or whose functions relate to the making of any recommendations with respect to a Fund’s Transactions;

●	obtains information regarding a Fund’s Transactions or whose functions relate to the making of any recommendations with respect to a Fund’s Transactions; or

●	any other person designated by the CCO has having access to non-public information.

Accounts - Any accounts in which Securities (as defined below) transactions can be effected including:

●	any accounts held by any Employee;

●	accounts of the Employee’s immediate family members (any relative by blood or marriage) living in the Employee’s household or is financially dependent;

●	accounts held by any other related individual over whose account the Employee has discretionary control;

●	any other account where the Employee has discretionary control and materially contributes; and

●	any account in which the Employee has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the Employee has a beneficial interest or exercises investment discretion.

Automatic Investment Plan - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined scheduled and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial Ownership - For purposes of the Code, “Beneficial Ownership” shall be interpreted in the same manner as it would be in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether aperson is subject to the provisions of Section 16 under the Exchange Act and the rules and regulations there under. Generally speaking, beneficial ownership encompasses those situations where the beneficial owner has the right to enjoy some economic benefits which are substantially equivalent to ownership regardless of who is the registered owner. This would include, but is not limited to:

●	securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

●	securities held in the name of a member of his or her immediate family sharing the same household;

●	securities held by a trustee, executor, administrator, custodian or broker;

●	securities owned by a general partnership of which the person is a member or a limited partnership of which such person is a general partner;

●	securities held by a corporation which can be regarded as a personal holding company of a person; and

●	securities recently purchased by a person and awaiting transfer into his or her name.

Chief Compliance Officer (“CCO”) - The CCO as referenced is Alejandro M. Pascual Navarro, so designated by UFS. The CCO may designate additional individuals, where appropriate, to operate in the capacity of the CCO as outlined in this Code of Ethics.

Covered Securities – For purposes of the Code, “Covered Securities” will include all Securities (as defined below) as well as all Proprietary Products (as defined below) or any equivalents in non-US jurisdictions, single stock futures or swap, security based swap and security futures products regulated by both the U.S. Securities and Exchange Commission (“SEC”) and Commodity Futures Trading Commission (“CFTC”).

Employee – Employees of Universal Financial Services Inc., including directors, officers, any temporary worker, or as designated by the CCO.

For this Code of Ethics, the term “Employee(s)” refers to Employees.

Financial Institution – Any broker, dealer, trust company, registered or unregistered pooled investment or trading account, record keeper, bank, transfer agent or other financial firm holding and/or allowing securities transactions in Covered Securities.

Foreign Official – the term “Foreign Official” includes:

●	government officials;

●	political party leaders;

●	candidates for office;

●	Employees of state-owned enterprises (such as state-owned banks or pension plans); and

●	relatives or agents of a Foreign Official if a payment is made to such relative or agent of a Foreign Official with the knowledge or intent that it ultimately would benefit the Foreign Official.

Fund Transactions – For purposes of the Code, “Fund Transactions” refers to any transactions of a fund itself. It does not include “Securities Transactions” of an Employee (Securities Transactions are defined below).

Material Non-public Information – Any information that has not been publicly disseminated, or that was obtained legitimately while acting in a role of trust or confidence of an issuer or that was obtained wrongfully from an issuer or such person acting in a role of trust or confidence that a reasonable investor would consider important in making a decision to buy, hold or sell a company’s securities. Regardless of whether it is positive or negative, historical or forward looking, any information that a reasonable investor could expect to affect a company’s stock price. Material Nonpublic Non-public Information could include:

●	projections of future earnings or losses;

●	news of a possible merger, acquisition or tender offer;

●	significant new products or services or delays in new product or service introduction or development;

●	plans to raise additional capital through stock sales or otherwise;

●	the gain or loss of a significant customer, partner or supplier;

●	discoveries, or grants or allowances or disallowances of patents;

●	changes in management;

●	news of a significant sale of assets;

●	impending bankruptcy or financial liquidity problems; or

●	changes in dividend policies or the declaration of a stock split.

My Compliance Office – compliance management system used by UFS to monitor conflicts, including gifts and entertainment, outside business activities, and political contributions.

Portfolio Securities – Securities held by accounts (whether registered or private) managed or serviced by UFS. Securities – For purposes of the Code, “Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act. This definition of “Security” includes, but is not limited to: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificates of interest or participation in any profit-sharing agreement, any put, call, straddle, option or privilege on any Security or on any group or index of Securities, or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, any exchange-traded vehicle (including, but not limited to, closed-end mutual funds, exchange-traded notes and exchange-traded funds). Further, for the purpose of the Code, “Security” shall include any commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices. For purposes of the Code, any derivative of a “Security” shall also be considered a Security.

“Security” shall not include direct obligations of the government of the United States or any other sovereign country or supra-national agency, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements, variable and fixed insurance products.

Securities Transactions – The term “Securities Transactions” as used within this Code typically refers to the purchase and/or sale of Securities, (as defined herein), by an Employee. Securities Transactions shall include any gift of Covered Securities that is given or received by the Employee, including any inheritance received that includes Covered Securities.